Filed Pursuant to Rule 433 Dated May 9, 2006
Registration Statement No. 333-132513-01
Supplementing Prospectus Supplement Dated May 9, 2006 and
Prospectus dated March 17, 2006

$400,000,000 5.75% NOTES DUE 2012

Issuer:	Simon Property Group, L.P.
Type:	SEC Registered
Size:	$400,000,000
Maturity:	May 1, 2012
Coupon (Interest Rate):	5.75%
Benchmark Treasury:	4.875% February 15, 2012
Benchmark Treasury Price and Yield:	99-9/32; 5.019%
Spread to Benchmark Treasury:	0.78% (+78 basis points)
Yield to Maturity:	5.799%
Expected Ratings (S&P / Moody’s):	A- (stable) / Baa1 (positive)
Interest Payment Dates:	May 1 and November 1, commencing November 1, 2006
Day Count Convention:	30 / 360
Redemption Provision:	Make-whole call at any time based on U.S. Treasury + 0.20% (20 basis points) or at par on or after 90 days prior to May 1, 2012
Price to Public:	99.759%
Settlement Date:	T+4; May 15, 2006
Denominations:	$2,000 x $1,000
CUSIP:	828807 BS 5
Joint Bookrunners:	Banc of America Securities LLC, Deutsche Bank Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated
Co-Managers:	Calyon Securities (USA) Inc., Greenwich Capital Markets, Inc., LaSalle Financial Services, Inc. and SunTrust Capital Markets, Inc.

This communication is intended for the sole use of the person to whom it is provided by the issuer.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (i) Banc of America Securities LLC toll-free at 1-(800) 294-1322, (ii) Deutsche Bank Securities Inc. toll-free at 1-(800) 503-4611 or (iii) Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-(866) 500-5408.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER E-MAIL SYSTEM.

Filed Pursuant to Rule 433 Dated May 9, 2006
Registration Statement No. 333-132513-01
Supplementing Prospectus Supplement Dated May 9, 2006 and
Prospectus dated March 17, 2006

$400,000,000 6.10% NOTES DUE 2016

Issuer:	Simon Property Group, L.P.
Type:	SEC Registered
Size:	$400,000,000
Maturity:	May 1, 2016
Coupon (Interest Rate):	6.10%
Benchmark Treasury:	4.500% February 15, 2016
Benchmark Treasury Price and Yield:	95-7/32; 5.127%
Spread to Benchmark Treasury:	0.98% (+98 basis points)
Yield to Maturity:	6.107%
Expected Ratings (S&P / Moody’s):	A- (stable) / Baa1 (positive)
Interest Payment Dates:	May 1 and November 1, commencing November 1, 2006
Day Count Convention:	30 / 360
Redemption Provision:	Make-whole call at any time based on U.S. Treasury + 0.25% (25 basis points) or at par on or after 90 days prior to May 1, 2016
Price to Public:	99.952%
Settlement Date:	T+4; May 15, 2006
Denominations:	$2,000 x $1,000
CUSIP:	828807 BT 3
Joint Bookrunners:	Banc of America Securities LLC, Deutsche Bank Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated
Co-Managers:	Calyon Securities (USA) Inc., Greenwich Capital Markets, Inc., LaSalle Financial Services, Inc. and SunTrust Capital Markets, Inc.

This communication is intended for the sole use of the person to whom it is provided by the issuer.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (i) Banc of America Securities LLC toll-free at 1-(800) 294-1322, (ii) Deutsche Bank Securities Inc. toll-free at 1- (800) 503-4611 or (iii) Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-(866) 500-5408.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER E-MAIL SYSTEM.